Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. to Purchase

Free-Standing Retail Property for $10.6 Million

•	Principle tenant is Associated Wholesale Grocers, Inc., one of the nation’s largest retailer-owned grocery wholesaler, under an initial 20-year lease term

•	Purchase would expand Wheeler’s presence in Oklahoma to three properties

Virginia Beach, VA – February 11, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has contracted to purchase Bixby Commons, a 75,000 square foot free-standing retail property, for a purchase price of approximately $10.6 million, or $141.33 per square foot. The Company is conducting the due diligence process and anticipates the contract will close in the second quarter.

The property is stabilized by a 20-year, triple-net lease with Associated Wholesale Grocers, Inc “Associated”, a retailer-owned cooperative serving over 1,900 retail member stores with a complete assortment of grocery and general merchandise items. Associated subleases the property to Reasor’s Foods, one of the state’s largest grocers with 17 locations throughout Oklahoma. With this purchase, Wheeler will have twelve properties in six states across the Mid-Atlantic, Southeast and Midwest.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “The close of this transaction will mark Wheeler’s fourth and largest purchase since our IPO in November and we are extremely proud of this opportunity. We secured the right to purchase Bixby Commons under favorable purchase terms and preliminary indications are that attractive financing terms will be available on this property. We feel that Bixby Commons will be the perfect complement to our existing portfolio and are excited with the possibility of adding this property to our portfolio. We believe that Bixby Commons is a prime example of the steady pipeline of ‘necessity shopping’ based properties for purchase at favorable prices in the markets we are targeting.”

Bixby Commons – Bixby, Oklahoma

Bixby Commons is a 75,000 square foot supermarket located in one of fastest growing communities in the state.

The property was built in 2011 and is leased by Associated, a national grocery wholesaler. The initial term of the lease will be 20 years and expires in 2033, with four five-year options to renew.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) is under contract to purchase Bixby Commons, (photo above) a free-standing retail property based in Bixby, OK. The property is guaranteed by national wholesaler, Associated Wholesale Grocers, Inc. Additional information on the property can be found at the Company’s website: www.whlr.us. Photo courtesy of Wheeler

Wheeler Real Estate Investment Trust Inc. February 11, 2013	Page 2

Location / Demographic Information

Bixby, OK has a population of 20,954 and is located in Tulsa County which is in Northeast Oklahoma approximately 30 miles from Tulsa.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding the anticipated closing of the purchase of the property referenced herein and the anticipated profitability of such acquired property are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Wheeler Real Estate Investment Trust Inc. February 11, 2013	Page 2

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com
Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com